Exhibit 99.1

BED BATH & BEYOND INC. REPORTS RESULTS

FOR FISCAL FIRST QUARTER

•             Net Earnings per Diluted Share of $.89

•             Quarterly Net Sales Increase by Approximately 5.1%

•             Quarterly Comparable Store Sales Increase by Approximately 3.0%

•             Modeling Fiscal Second Quarter 2012 Net Earnings per Diluted Share of Approximately $.97 to $1.03

•             Continues to Model Fiscal 2012 Net Earnings per Diluted Share to Increase by a High Single to a Low Double Digit Percentage Range

UNION, New Jersey, June 20, 2012 — Bed Bath & Beyond Inc. today reported net earnings of $.89 per diluted share ($206.8 million) in the fiscal quarter ended May 26, 2012, an increase of approximately 24% versus net earnings of $.72 per diluted share ($180.6 million) in the same quarter a year ago.  Net sales for the fiscal first quarter of 2012 were approximately $2.218 billion, an increase of approximately 5.1% from net sales of approximately $2.110 billion reported in the fiscal first quarter of 2011.  Comparable store sales in the fiscal first quarter of 2012 increased by approximately 3.0%, compared with an increase of approximately 7.0% in last year’s fiscal first quarter.

During the fiscal first quarter of 2012, the Company repurchased approximately $306 million of its common stock representing approximately 4.6 million shares.  As of May 26, 2012, the remaining balance of the current share repurchase program authorized in December 2010 was approximately $613 million.

The Company is modeling net earnings per diluted share to be approximately $.97 to $1.03 for the fiscal second quarter and continues to model net earnings per diluted share to increase by a high single to a low double digit percentage range for all of fiscal 2012, which will be 53 weeks.  The modeling of net earnings per diluted share is based upon a number of planning assumptions which will be described in the Company’s first quarter of fiscal 2012 conference call. Information regarding access to the call is available in the Investor Relations section of the Company’s website, www.bedbathandbeyond.com.

As announced on May 9, 2012, the Company entered into a definitive agreement to acquire all of the outstanding shares of Cost Plus, Inc., a retailer selling a wide range of home decorating items, furniture, gifts, holiday and other seasonal items, and gourmet food and beverages.  While the Company expects the tender offer for Cost Plus, Inc.’s outstanding shares to be completed during the fiscal second quarter, the Company’s planning assumptions and modeled net earnings per diluted share for the fiscal second quarter and full year 2012 exclude Cost Plus, Inc. as the transaction has not yet been completed.

Assuming the tender offer is completed as anticipated during the fiscal second quarter of 2012, the Company’s modeling of net earnings per diluted share, including transaction and integration costs, would decrease by several cents for the fiscal second quarter.  For the fiscal second half, net earnings per diluted share, including integration costs, would increase and be slightly accretive.  For fiscal 2012, the Company would continue to model net earnings per diluted share to increase by a high single to a low double digit percentage range over fiscal 2011.

Additionally, on June 1, 2012, the Company announced the acquisition of Linen Holdings, LLC, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries.  The benefit from Linen Holdings, LLC’s results of operations is included in the Company’s modeled net earnings per diluted share and will not have a material effect for the fiscal second quarter or for all of fiscal 2012.

As of May 26, 2012, the Company had a total of 1,180 stores, including 995 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 72 Christmas Tree Shops stores, 68 buybuy BABY stores and 45 stores under the names of Harmon or Harmon Face Values.  During the fiscal first quarter, the Company opened two Bed Bath & Beyond stores, four buybuy BABY stores and one Christmas Tree Shops store. Consolidated store space as of May 26, 2012 was approximately 36.3 million square feet.  Since the beginning of the second quarter of fiscal 2012 on May 27, 2012, the Company has opened two Bed Bath & Beyond stores and three buybuy BABY stores.  In addition, the Company is a partner in a joint venture which operates two stores in the Mexico City market under the name “Home & More.”

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Bed Bath & Beyond Inc. and subsidiaries (the “Company”) operates a chain of retail stores under the names of Bed Bath & Beyond, Christmas Tree Shops, Harmon, Harmon Face Values and buybuy BABY.  The Company is also a partner in a joint venture which operates retail stores in Mexico under the name “Home & More.”  Through its retail stores, the Company sells a wide assortment of domestics merchandise and home furnishings.  Domestics merchandise includes categories such as bed linens and related items, bath items and kitchen textiles.  Home furnishings include categories such as kitchen and tabletop items, fine tabletop, basic housewares, general home furnishings, consumables and certain juvenile products.  Additionally, the Company includes Linen Holdings, a business-to-business distributor of a variety of textile products, amenities and other goods to customers in the hospitality, cruise line, food service, healthcare and other industries.  Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard and Poor’s 500 and Global 1200 Indices and the NASDAQ-100 Index.  The Company is counted among the Fortune 500 and the Forbes 2000.

This press release may contain forward-looking statements.  Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, and similar words and phrases.  The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment, consumer preferences and spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to attract and retain associates in all areas of the organization; the cost of labor, merchandise and other costs and expenses; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s expansion program; the impact of failed auctions for auction rate securities held by the Company; uncertainty in financial markets; disruptions to the Company’s information technology systems including but not limited to security breaches of the Company’s systems protecting consumer and employee information; reputational risk arising from acts of third parties; changes to statutory, regulatory and legal requirements; changes to, or new, tax laws or interpretation of existing tax laws; and changes to, or new, accounting standards including, without limitation, changes to lease accounting standards.  The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Kenneth C. Frankel                                                                      (908) 855-4554

Eugene A. Castagna                                                                     (908) 855-4110

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	May 26,	May 28,
	2012	2011

Net sales	$2,218,292	$2,109,951

Cost of sales	1,331,093	1,252,379

Gross profit	887,199	857,572

Selling, general and administrative expenses	573,801	568,624

Operating profit	313,398	288,948

Interest (expense) income, net	(1,056)	552

Earnings before provision for income taxes	312,342	289,500

Provision for income taxes	105,506	108,922

Net earnings	$206,836	$180,578

Net earnings per share - Basic	$0.90	$0.74
Net earnings per share - Diluted	$0.89	$0.72

Weighted average shares outstanding - Basic	229,086	245,546
Weighted average shares outstanding - Diluted	232,683	249,799

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, unaudited)

	May 26,	May 28,
	2012	2011

Assets

Current assets:
Cash and cash equivalents	$1,075,184	$1,228,973
Short term investment securities	611,325	603,901
Merchandise inventories	2,202,846	2,083,008
Other current assets	310,478	363,665

Total current assets	4,199,833	4,279,547

Long term investment securities	94,761	118,343
Property and equipment, net	1,220,245	1,108,621
Other assets	309,493	311,022

	$5,824,332	$5,817,533

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$866,253	$844,247
Accrued expenses and other current liabilities	319,851	301,477
Merchandise credit and gift card liabilities	223,328	192,250
Current income taxes payable	103,042	111,418

Total current liabilities	1,512,474	1,449,392

Deferred rent and other liabilities	341,073	304,465
Income taxes payable	96,216	127,899

Total liabilities	1,949,763	1,881,756

Total shareholders’ equity	3,874,569	3,935,777

	$5,824,332	$5,817,533

BED BATH & BEYOND INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands, unaudited)

	Three Months Ended
	May 26,	May 28,
	2012	2011

Cash Flows from Operating Activities:

Net earnings	$206,836	$180,578
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	43,410	44,221
Stock-based compensation	12,829	13,717
Tax benefit from stock-based compensation	11,445	(3,897)
Deferred income taxes	(10,558)	(14,042)
Other	(277)	(454)
(Increase) decrease in assets:
Merchandise inventories	(130,956)	(114,101)
Trading investment securities	(366)	(1,670)
Other current assets	(8,268)	(10,726)
Other assets	(2,190)	399
Increase (decrease) in liabilities:
Accounts payable	119,886	139,926
Accrued expenses and other current liabilities	(12,346)	(5,558)
Merchandise credit and gift card liabilities	13,682	(811)
Income taxes payable	27,390	26,605
Deferred rent and other liabilities	1,845	4,147

Net cash provided by operating activities	272,362	258,334

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(281,130)	(365,491)
Redemption of held-to-maturity investment securities	421,875	365,625
Redemption of available-for-sale investment securities	6,475	7,050
Capital expenditures	(70,788)	(33,142)

Net cash provided by (used in) investing activities	76,432	(25,958)

Cash Flows from Financing Activities:

Proceeds from exercise of stock options	26,140	57,629
Excess tax benefit from stock-based compensation	3,360	249
Repurchase of common stock, including fees	(306,276)	(244,868)

Net cash used in financing activities	(276,776)	(186,990)

Net increase in cash and cash equivalents	72,018	45,386

Cash and cash equivalents:
Beginning of period	1,003,166	1,183,587
End of period	$1,075,184	$1,228,973